Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 28, 2017 relating to the financial statements of AB Fixed-Income Shares, Inc. - AB Government Money Market Portfolio for the fiscal year ended April 30, 2017, which is incorporated by reference in this Post-Effective Amendment No. 47 to the Registration Statement (Form N-1A No. 33-34001) of AB Fixed-Income Shares, Inc.

                                                         /s/ ERNST & YOUNG LLP


New York, New York
August 28, 2017